UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)
Commission File Number: 1-32349
Bermuda	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

(441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Investment Agreement
On August 24, 2016, Signet Jewelers Limited (the “Company”) entered into an investment agreement (the “Investment Agreement”) with Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (together, the “Investors”), both affiliates of Leonard Green & Partners, L.P., relating to the issuance and sale to the Investors of shares of the Company’s Series A Convertible Preference Shares, par value $0.01 per share (the “Series A Preference Shares”), for an aggregate purchase price of $625 million, or $1,000 per share. The closing of the transaction contemplated by the Investment Agreement (the “Closing”) is conditioned upon certain customary closing conditions, including, among others, obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the approval for listing on the New York Stock Exchange of any of the Company’s common shares, par value $0.18 per share (the “Common Shares”), issuable upon conversion of the Series A Preference Shares and the Company taking all necessary actions to cause the Investors’ designated director nominee (discussed below) to be appointed to the Company’s board of directors (the “Board”).
The Series A Preference Shares will rank senior to the Common Shares with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company (a “Liquidation”). The Series A Preference Shares will initially have a stated value of $1,000 per share (the “Stated Value”). Holders of the Series A Preference Shares will be entitled to cumulative dividends payable quarterly at a rate of 5% per annum, either in cash or by increasing the Stated Value, at the option of the Company, as set forth in the Certificate of Designation of the Series A Preference Shares, a form of which is attached as Schedule A to the Investment Agreement (the “Certificate of Designation”). Holders of the Series A Preference Shares will also be entitled to receive dividends or distributions declared or paid on the Common Shares on an as-converted basis, other than the Company’s regularly declared quarterly cash dividends not in excess of the Participating Threshold (as defined in the Certificate of Designation).
Holders of the Series A Preference Shares will be entitled to vote with the holders of the Common Shares as a single class on an “as-converted basis.” So long as the Investors beneficially own at least (a) 35% of the Series A Preference Shares beneficially owned by the Investors as of the Closing (or the total number of the Common Shares (on an “as-converted basis”) beneficially owned by the Investors as of the Closing) (or a combination thereof, without duplication) or (b) at least 5% of the total number of issued Common Shares (on an “as-converted basis”), the Investors will have the right to designate one designee to be nominated by the Company for election to the Board. So long as the Investors are entitled to designate one director for nomination to the Board, the holders of the Series A Preference Shares, voting separately as a class, will have the right to elect one member of the Board, and the Investors will also have the right to appoint one non-voting observer to attend all meetings of the Board. The Company will appoint the Investors’ designated director nominee to serve as a member of the Board’s Compensation Committee and the Nomination and Corporate Governance Committees.
The Series A Preference Shares will be convertible at the option of the holders thereof, at any time after the Closing, into Common Shares.  At the Closing, the initial number of Common Shares into which each $1,000 Stated Value of the Series A Preference Shares is convertible (the “Conversion Rate”) will be equal to $1,000 divided by the lesser of (a) $100 and (b) 118% of the volume-weighted average price per Common Share on the New York Stock Exchange for the 20 trading days immediately following the announcement of the Company’s second quarter earnings on August 25, 2016. On or after the second anniversary of the date of issuance of the Series A Preference Shares, the Company will have the right to cause all or a portion of the Series A Preference Shares to be converted into the relevant number of Common Shares, if the closing price of the Common Shares equals or exceeds 175% of the then-applicable Conversion Price (as defined in the Certificate of Designation) for 20 consecutive trading days. The Conversion Rate is subject to customary anti-dilution and other adjustments.
The Investors will be subject to certain standstill restrictions pursuant to which the Investors will be restricted, among other things and subject to certain customary exceptions (including purchases up to a 2% threshold), from purchasing additional securities of the Company, publicly proposing any merger or other extraordinary corporate transaction, initiating any shareholder proposal or soliciting proxies until the later of (a) the three-year anniversary of the Closing and (b) the date on which no nominee designated by the Investors serves on the Board and the Investors are no longer entitled to designate a director for nomination to the Board (or have irrevocably waived their right).

Subject to certain customary exceptions, the Investors will be restricted from transferring the Series A Preference Shares or any Common Shares issued upon conversion of the Series A Preference Shares until the earliest of (a) the second anniversary of the Closing, (b) the date on which no nominee designated by the Investors serves on the Board and the Investors are no longer permitted to designate any directors for nomination (or have irrevocably waived their right) and (c) the occurrence of a Fundamental Change (as defined in the Certificate of Designation).  In addition, other than certain transfers in connection with a registered public offering or pursuant to Rule 144, for so long as the Series A Preference Shares are issued, without the Company’s prior written consent, the holders thereof may not transfer any Series A Preference Shares or Common Shares issued upon conversion of the Series A Preference Shares to certain specified persons, including (i) certain competitors of the Company, (ii) any person who the transferring holder knows or reasonably should know is or has been an activist investor in the three years prior to such transfer or (iii) any person that the holder knows (after reasonable inquiry of such Person) would be required to file a Schedule 13D or Schedule 13G as a result of the proposed transfer.
At any time after November 15, 2024, the Company will have the right to redeem any or all, and the holders of the Series A Preference Shares will have the right to require the Company to repurchase any or all, of the Series A Preference Shares for cash at a price equal to the Stated Value plus (without duplication) all accrued but unpaid dividends.
Upon a Liquidation, subject to any senior-ranking securities, indebtedness or other senior rights, the holders of the Series A Preference Shares will be entitled to receive, for each Series A Preference Share, an amount equal to the greater of (a) the Stated Value per share, plus (without duplication) all accrued but unpaid dividends on such share and (b) the amount such holder would have received had such holder, immediately prior to such Liquidation, converted such share into Common Shares (at the then applicable Conversion Price), plus all accrued but unpaid participating dividends on such share.
Upon certain change of control or delisting events involving the Company, each holder of the Series A Preference Shares will have the right to require the Company to repurchase all or any portion of its Series A Preference Shares for, at the holder’s election, (a) cash in an amount equal to 101% of the Stated Value of such shares, plus (without duplication) all accrued but unpaid dividends on such shares or (b) the amount of cash and/or other assets such holder would have received had such holder, immediately prior to such event, converted such Series A Preference shares into Common Shares and, if applicable, participated in such event as a holder of Common Shares.
For so long as the Investors are entitled to designate a director to the Board, the Investors will be granted preemptive rights with respect to future equity issuances by the Company, subject to certain exceptions, and will have certain customary access and information rights.  Holders of the Series A Preference Shares will have veto rights, subject to certain customary exceptions, over the Company’s (a) amendment of its organizational documents in a manner adverse to such holders or (b) issuance of senior or pari passu securities.
Holders of the Series A Preference Shares and the Common Shares issuable upon conversion thereof will have certain customary registration rights with respect to the Series A Preference Shares and such Common Shares pursuant to the terms of a registration rights agreement, a form of which is attached as Schedule B to the Investment Agreement.
The Company and the Investors make certain customary representations and warranties in the Investment Agreement, and the Company agreed to indemnify the Investors relating to damages resulting from a breach of certain of its representations and warranties.
The foregoing description of the terms of the Series A Preference Shares, the Investment Agreement, the registration rights agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement and the schedules thereto, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.
The information contained in Item 1.01 is incorporated herein by reference.
As described in Item 1.01, under the terms of the Investment Agreement, the Company has agreed to issue shares of Series A Preference Shares to the Investors. This issuance and sale will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. The Investors represented to the Company that each is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preference Shares are being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series A Preference Shares.

Item 7.01.	Regulation FD Disclosure.
On August 25, 2016, the Company issued a press release regarding the issuance and sale of the Series A Preference Shares.  A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Investment Agreement, dated as of August 24, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.

99.1	Press Release, dated August 25, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: August 25, 2016	By:	/s/ Michele Santana

	Name:	Michele Santana

	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Investment Agreement, dated as of August 24, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.

99.1	Press Release, dated August 25, 2016.